Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-239570, 333-205437, 333-199727, 333-127032, 333-145548, 333-162107, and 333-183574) on Forms S-8 and the Registration Statement (No. 333-256120) on Form S-3 of Western Alliance Bancorporation of our reports dated February 23, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Western Alliance Bancorporation, appearing in this Annual Report on Form 10-K of Western Alliance Bancorporation for the year ended December 31, 2022.

/s/ RSM US LLP

San Francisco, California
February 23, 2023